PARKER CHAPIN, LLP                    The Chrysler Building
                                      405 Lexington Avenue, New York, NY  10174
                                      (212) 704-6000 Fax (212) 704-6288

                                      Andrea Smith
                                      (212) 704-6176
                                      asmith@parkerchapin.com


                                          December 1, 2000

          RE: Request for Withdrawal of Amended Form SB-2 filed December 1, 2000
              Accession Number 0000910680-00-000894
              -------------------------------------


         On behalf of e-Auction Global Trading, Inc., we hereby request withdrawal of the Amended Registration Statsment on Form SB-2 as filed on December 1, 2000 (File No. 333-31276), as it was not submitted in its entirety. We have re-filed a subsequent amendment (Accession Number 0000910680-00-000895) which is complete and therefore wish to have the first amendment disregarded.



                                        Regards,

                                        /s/ Andrea Smith
                                        Andrea Smith
                                        Edgar Specialist